Exhibit 5.1

August 6, 2018

Skyline Champion Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Ladies and Gentlemen:

We have acted as counsel to Skyline Champion Corporation, an Indiana corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-3, Registration No. 333-226176, under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), the base prospectus dated July 30, 2018 filed with the SEC (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated July 30, 2018, filed with the SEC pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus”) and the prospectus supplement to the Base Prospectus filed with the SEC on August 3, 2018 (together with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offering of 9,000,000 shares of common stock of the Company, par value $0.0277 per share (the “Reoffer Shares”) beneficially owned by certain shareholders of the Company. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

In arriving at the opinions expressed below, we have examined the following:

i. the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date;

ii. the Registration Statement;

iii. the Prospectus; and

iv. the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Reoffer Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Skyline Champion Corporation

August 6, 2018

We express no opinion other than as to the federal laws of the United States of America and the laws of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

TAFT STETTINIUS & HOLLISTER LLP